Exhibit 10.5

August 11, 2005

{Optionee Name}

{Optionee Address}

{Optionee City, State and Zip}

Re: Stock Option Grant

Dear {Name}

A few weeks ago we gave you some good news- on May 16, 2005 the Board of Directors approved a grant of stock options to you under the Tully’s Coffee Corporation 2004 Stock Option Plan (the “Plan”). As you may recall, we advised you that we would be sending you the actual stock option agreement and some related documents at a later time. I am pleased that we are now doing so with this letter.

We enclose the following documents with this letter:

1.	Two copies of the stock option agreement for these stock options;

2.	A copy of the prospectus, dated December 17, 2004, relating to the common stock issuable upon exercise of options granted under the Plan;

3.	A copy of the Plan, which is Exhibit A to the prospectus;

4.	A copy of our Fiscal 2005 Annual Report on Form 10-K.

Please execute one copy of the stock option agreement and return the executed agreement to Mark Dringenberg in our Accounting Dept. (telephone: 206-233-2070) within 30 days after you receive these materials. You should retain the other documents for your records. Stock option grants are effective only upon the execution of a stock option agreement between Tully’s and you, and are subject to cancellation if the stock option agreement enclosed herein is not executed and returned to Tully’s.

If you have any questions regarding these materials or your stock options, please contact Kris Galvin, our CFO, or Kathy Hasegawa, our controller.

On behalf of the Board of Directors, I am pleased to provide you this opportunity to become a shareholder of Tully’s Coffee Corporation.

Sincerely,

John D. Dresel

President and Chief Operating Officer

TULLY’S COFFEE CORPORATION

(the “Company”)

INCENTIVE STOCK OPTION AGREEMENT FOR PURCHASE OF STOCK

We are pleased to inform you that the Company has granted to you (the “Optionee”) an option to purchase shares of the Company’s common stock (“Option”) under the Company’s 2004 Stock Option Plan (the “Plan”) on the terms and subject to the conditions set forth in this Stock Option Agreement. The Option is intended to be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

This Stock Option Agreement is made and entered into pursuant to a specific grant of options approved by the Company’s Board of Directors or the Compensation Committee thereof as of the Date of Option Grant set forth below. This Stock Option Agreement cancels, supercedes, and replaces any other oral or written agreement, letter or other document between the parties related to this Option.

FOR VALUABLE CONSIDERATION, the Company does hereby grant to the Optionee, in accordance with the terms and conditions hereof, as of the Date of Option Grant, the right and option to purchase the number of shares of common stock of the Company (the “Option Shares”) for the Exercise Price Per Share as set forth below, which right and option shall vest and become exercisable according to the Vesting Schedule set forth below:

Name of Optionee:
Number of Option Shares:
Exercise Price Per Share:
Date of Option Grant:	May 16, 2005
Expiration Date:
Vesting Schedule:

EXECUTED as of August 11, 2005.

TULLY’S COFFEE CORPORATION

By
Kristopher S. Galvin
Executive Vice President and CFO

By signing below and entering into this Stock Option Agreement, Optionee agrees to the terms hereof, and all obligations and responsibilities as described in the Plan and the attached Terms and Conditions, which shall constitute part of this Stock Option Agreement.

OPTIONEE

Address:

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTION AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933.

Capitalized Terms used in this Stock Option Agreement (the “Agreement”), if not otherwise defined, have the meanings given them in the Plan.

1. Time of Exercise of Option. Until it expires or is terminated as provided in Section 2 hereof, the Option may be exercised from time to time to purchase the number of whole shares of common stock as to which it has become exercisable. Section 2.6 of the Plan sets forth provisions affecting the exercise and termination of the Option in connection with certain circumstances, including Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets or Dissolution as set forth therein.

2. Termination of Employment or Service.

2.1 General Rule. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Optionee is employed by the Company, and shall have been so employed continuously since the Date of Option Grant. For purposes of this Agreement, the Optionee is considered to be employed by the Company if the Optionee is employed by the Company or any subsidiary of the Company (each, an “Employer”).

2.2 Termination Generally. If the Optionee’s employment by the Company terminates for any reason other than for cause, resignation in lieu of dismissal, total disability, death or due to a Change of Control Event, as provided in Sections 2.3, 2.4, 2.5, 2.6 or 2.7 hereof, then the Option may be exercised at any time before the earliest of (a) the Expiration Date, (b) the date that is three months after the date of termination, and (c) ten years after the Date of Option Grant, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.3 Termination for Cause or Resignation in Lieu of Dismissal.

(a) If the Optionee is terminated for cause or resigns in lieu of dismissal, the Option shall be deemed to have terminated as of the time of the first act that led or would have led to the termination for cause or resignation in lieu of dismissal, and the Optionee shall thereupon have no right to purchase any shares of common stock pursuant to the exercise of the Option, and any such exercise shall be null and void.

(b) Termination for “cause” shall include (i) the violation by the Optionee of any reasonable rule or policy of the Company; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee that has an adverse impact on the Company or that constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the Optionee’s performing services for any other company or person that competes with the Company while he or she is employed by the Company, without the written approval of the president or chief executive officer of the Company.

(c) “Resignation in lieu of dismissal” shall mean a resignation by the Optionee as an employee if (i) the Company has given prior notice to the Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee’s resignation, the Board of Directors of the Company or the president or chief executive officer of the Company determines that such resignation was related to an act that would have led to a termination for cause.

2.4 Resignation. If the Optionee resigns as an employee of the Company, the Optionee’s right to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the president or chief executive officer of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time before the earlier of (a) the Expiration Date (which shall have been extended for the period during which the Option has been suspended) or (b) the date that is three months after the date on which the suspension of the right to exercise ended, to the extent the Optionee was entitled to exercise the Option at the date of resignation (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.5 Termination Because of Total Disability. If the Optionee’s employment or service to the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is three months after the date of such termination, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.6 Termination Because of Death. If the Optionee dies while employed by or in the service of the Company, the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is 12 months after the date of death, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination. The Option may be exercised only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the applicable laws of descent and distribution (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.7 Termination Because of a “Change of Control Event.” The Option shall terminate upon the occurrence of a Change of Control Event, as defined in Section 2.7(e) (6) of the Plan and subject to the terms set forth therein.

2.8 Effect of Leave of Absence; Transfer of Employment. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment. Vesting of the Option shall continue during any medical, family, or military leave of absence taken in accordance with the policies of the Company. Vesting of the Option and the Expiration Date therefor shall be suspended during any other leave of absence, whether paid or unpaid, except as otherwise determined by the Board of Directors or appropriate committee thereof. A transfer of employment between or among the Company and any subsidiaries of the parent or the Company shall not be deemed to constitute a termination of employment or other cessation of relationship with the Employer.

2.9 Failure to Exercise Option. To the extent that the Option of any deceased Optionee or any Optionee whose employment terminates is not exercised within the applicable exercise period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

2.10 Failure to Exercise Option. To the extent that the Option of any deceased Optionee or any Optionee whose employment or service terminates is not exercised within the applicable exercise period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

3. Recapitalizations. The Option shall be adjusted for recapitalizations, stock splits, stock dividends, and the like as described in Section 2.10 of the Plan.

4. Method of Exercise of Option. Subject to the provisions of Section 1 above, the Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased on any exercise of the Option. The Option shall be exercised by delivery to the Secretary of the Company or his or her designated agent of notice, substantially in the form attached hereto as Annex 1, of the number of Option Shares with respect to which the Option is being exercised, together with payment in full of the exercise price and any applicable withholding taxes. Payment of the option exercise price shall be made in cash or bank certified or cashier’s check for the number of Option Shares being purchased. Before the issuance of shares of common stock upon the exercise of the Option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

5. Nonassignability of Option by Optionee. The Option is nonassignable and may not be transferred, pledged or hypothecated in any manner by the Optionee, either voluntarily or by operation of law, except by will or the applicable laws of descent and distribution; shall not be subject to execution, attachment or similar process; and shall be exercisable during the Optionee’s lifetime only by the Optionee. Any purported transfer or assignment in violation of this provision shall be void. The Option and any and all rights granted to the Optionee hereunder and not theretofore duly exercised shall automatically terminate and expire upon any purported assignment or transfer or upon the bankruptcy or insolvency of Optionee or Optionee’s estate.

6. Conditions on Company’s Obligations.

6.1 No Violations of Law. The Company shall not be obligated to issue any Option Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws and the requirements of any stock exchange or market on which the common stock may then be listed. The Company will use its reasonable best efforts to take steps required by state or federal law and applicable regulations in connection with issuance of the Option Shares. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Option Shares hereunder, or to qualify for an exemption from registration for the issuance and sale of any shares hereunder, shall relieve the Company of any liability with respect to the nonissuance or sale of such shares as to which such requisite authority or qualification shall not have been obtained or satisfied.

6.2 Compliance with Securities Laws. As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of exercise that the Option Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of common stock on the stock records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of common stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board of Directors (or a committee thereof) also may require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTION.

7. No Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of common stock until the date on which the Optionee becomes the holder of record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

8. No Right to Employment or Service. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or interfere in any way with the Company’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, without any pre- or post-termination warning, discipline or procedure, or to decrease the Optionee’s compensation or benefits, or confer upon the Optionee any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company. Neither Optionee nor any other person shall have any claim or right to be granted additional options under the Plan. Optionee shall have no rights to or interest in any option except as set forth herein.

9. Market Stand-off. The Optionee agrees, in connection with any public equity offering by the Company, (a) not to sell or otherwise dispose of any securities of the Company in compliance with terms of the lock-up or similar agreement proposed by the underwriters for such offering and (b) to execute an agreement in the form proposed; provided that (x) substantially all of the Company’s officers and directors enter into identical agreements, (y) the restrictive period does not exceed 180 days following the offering, and (z) the failure to execute a form of agreement shall not affect the enforceability of this covenant. To enforce this covenant, the Company may impose stop-transfer instructions with respect to the securities of the Optionee until the end of the restrictive period.

10. Successors of Company. Subject to Section 2.7 hereof, this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

11. Notices. Any notices under this Agreement must be in writing and will be effective when actually delivered or, if mailed, three days after deposit into the United States mail by registered or certified mail, postage prepaid. Mail shall be directed to the Company at its principal executive offices, Attention: Secretary, and to Optionee at the address stated on the facing page of this Agreement, or to such address as a party may certify by notice to the other party.

12. Amendments. The Company may at any time amend this Agreement if the amendment does not adversely affect the Optionee. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.

13. Disqualifying Disposition. If within two years after the Grant Date or within 12 months after the exercise of the Option, the Optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the Optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

14. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

15. Complete Agreement. This Agreement constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect. This Agreement and the Option represented hereby is granted pursuant to and is governed by the Plan, amended from time to time. In the event of any inconsistency or ambiguity between this

Agreement and the Plan, the provisions of the Plan, as interpreted by the Board of Directors or designated committee thereof, shall control.

Annex 1

Form of Notice of Exercise of Stock Option

Date:

To: Tully’s Coffee Corporation

I hereby exercise the Incentive Stock Option granted to me by Tully’s Coffee Corporation (the “Company”) on May 16, 2005, subject to all the terms and provisions thereof and of the 2004 Stock Option Plan referred to therein, and notify the Company of my desire to purchase                      shares of common stock of the Company at the exercise price of $             per share, or an aggregate exercise price of $            .

I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

                                     cash, or

                                     bank certified or cashier’s check.

I further agree to execute such other documents as the Company may request in connection with the exercise of this stock option.

By:

Print Name:

Address:

SSN: